Exhibit 99.1

20/20 BioLabs Reports Full Year 2025 Financial Results and Recent Operational Progress

Full Year 2025 Revenue of $2.0 Million, up 17% from 2024

Gross Profit Increased 68% in FY 2025 and Gross Margin Expanded 900 bps

State-Funded Firefighter Cancer Screening Program Expected to Drive Significant Revenue Growth in Q2 and Full Year 2026

Recent Nasdaq Listing Under Ticker Symbol “AIDX” and New Growth Initiatives Position 20/20 BioLabs for 2026 Expansion

Gaithersburg, MD — March 31, 2026 — 20/20 BioLabs, Inc. (Nasdaq: AIDX) (“20/20” or the “Company”), an early market entrant in AI powered laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases, today reported its financial and operational results for the full year ended December 31, 2025.

Fourth Quarter & Subsequent 2026 Operational Highlights

●	Revenue of $2.0 million for FY 2025, representing an increase of 17% over FY 2024.

●	Deferred revenue totaled approximately $0.4 million as of December 31, 2025.

●	Gross profit of $0.6 million for FY 2025, representing an increase of 68% over FY 2024. Gross margin was 29.6% in FY 2025, compared to 20.6% in FY 2024.

●	Total operating expenses decreased 35% to $3.9 million in FY 2025 compared to $6.0 million in FY 2024.

●	FY 2025 net loss improved 33% to ($3.7) million, compared to ($5.6) million in FY 2024.

●	Net cash used in operating activities decreased to $1.9 million for FY 2025, compared to $2.6 million in FY 2024.

●	Cash balance was $1.0 million as of December 31, 2025.

●	Completed a $5.0 million private placement on February 19, 2026 under a preferred purchase agreement pursuant to which up to $40 million in capital may be raised in multiple tranches, subject to 20/20 Biolabs meeting certain conditions.

●	$520,000 in funding from the Maryland Department of Health (MDH) for cancer screenings using OneTest ™ Multi-Cancer Early Detection (MCED) blood test awarded to 18 Maryland fire departments.

●	Entered into an exclusive U.S. license agreement with ROKIT Healthcare to integrate advanced CKD prediction technology into its Longevity Test Program.

●	Launched OneTest™ for Longevity blood test and chronic disease risk assessment and management solution built with IBM¹ AI capabilities.

●	Provided an update on its patented protein tumor marker (PTM) based, machine learning (ML) derived multi-cancer early detection (MCED) methodology in the wake of several recent studies suggesting the expected value of this approach for earlier stage detection compared to stand-alone circulating tumor DNA (ctDNA) based MCEDs.

¹	IBM is acting as an information technology provider only. IBM does not purport to be engaged in the practice of medicine or any other professional clinical or licensed activity. IBM’s offerings are not designed or intended to constitute protocols for delivering medical care; a substitute for professional medical advice, diagnosis, treatment or judgment; a drug, drug-adjunct technology, or drug development tool subject to quality system requirements; or medical device as defined under the laws of any jurisdiction.

●	The Medicare Multi-Cancer Early Detection Screening Act was signed into law on February 3, 2026, creating a pathway for Medicare reimbursement for MCEDs by 2028

●	Commenced trading on the Nasdaq Capital Market under the ticker symbol “AIDX” on February 19, 2026.

Management Commentary

“The fourth quarter and full year 2025 delivered strong revenue growth, expanded gross margins, and lowered costs as we continued to build on our innovative product portfolio with the launch of OneTest™ for Longevity,” said Jonathan Cohen, Chief Executive Officer of 20/20 BioLabs. “Revenue was $2.0 million in the full year 2025, up 17% year over year, further validating our strategy to provide early detection that saves lives in the fast-growing Multi-Cancer Early Detection (MCED) market. Gross margin expanded 900 basis points to 29.6% in 2025, and operating expenses decreased 35% to $3.9 million, providing a line of sight toward profitability. We also reduced net cash used in operating activities to $1.9 million, reflecting the operating discipline we believe will be important as we scale the business. Combined with our recent listing on the Nasdaq and PIPE financing, we believe we are well positioned for substantial growth going forward.”

“Growth has been fueled primarily by our OneTest™ MCED blood test, which has been demonstrated to identify many cancer types at earlier stages than competing ctDNA based MCEDs in a large and growing market focused on earlier cancer detection. Most recently, 18 Maryland fire departments have been notified that they will collectively be awarded over $520,000 from the Maryland Department of Health to procure and administer OneTest™ MCED blood tests, representing an increase of approximately 225% in the number of OneTest MCEDs funded through the same program last year. We believe this state-funded screening initiative highlights the growing public sector support for our OneTest™ innovative cancer detection tools.”

“In February we launched the OneTest™ for Longevity solution to help individuals track chronic inflammation associated with several major chronic diseases in collaboration with DAISource. The product uses IBM watsonx.ai - an integrated AI application development studio - to calculate and display an individual’s risk of being diagnosed with chronic diseases such as diabetes, dementia, and cardiovascular disease. The product also provides personalized, evidence-based dietary recommendations to help individuals lower their biomarker levels and associated disease risks.”

“Previously, we announced a license agreement with ROKIT to integrate their proprietary chronic kidney disease prediction algorithms into our Longevity platform. We are now in discussions with ROKIT Healthcare of Korea about making this test available in East Asia.”

“Looking ahead, we believe 2026 will be a breakout year for 20/20, driven by strong demand for our products in markets that include firefighting, veterans, occupational health and self-insured employers. As of December 31, 2025, deferred revenue totaled approximately $0.5 million, which we believe provides additional visibility to our revenue stream as we fulfill our obligations. With the OneTest™ for Longevity now available for purchase, we are also expanding sales efforts to new customer targets including a robust direct-to-consumer opportunity.”

“Following recent legislation establishing a pathway for Medicare coverage of MCEDs beginning in 2028, we plan to seek Medicare coverage for OneTest™ for Cancer, which we believe could further accelerate demand over time. We believe our improved gross margin profile, lower operating cost base, and recent access to capital have positioned the Company for growth while maintaining a focus on efficiency, a path to sustainable profitability, and long-term value for our shareholders,” concluded Cohen.

Full Year 2025 Financial Results

Total revenue for the year ended December 31, 2025 was $2.0 million, an increase of 17% compared to $1.8 million in the prior year period. The increase was due to increases in 20/20’s OneTest and CLIAx revenue streams.

Total cost of revenue for the year ended December 31, 2025 was $1.4 million, compared to $1.4 million in the prior year.

Gross profit for the year ended December 31, 2025 was $0.6 million, compared to $0.4 million in the prior year period. Gross margin was 29.6% in the full year 2025, compared to 20.6% in the prior year period, primarily due to a change in revenue mix, including increased profits from our higher margin BioCheck and CLIAX revenue streams.

Total operating expenses for the year ended December 31, 2025 were $3.9 million, compared to $6.0 million in the prior year period, primarily reflecting lower digital marketing spend and reduced research and development expenses following the completion of two key studies in 2024.

Net loss for the year ended December 31, 2025 improved by 33% to $3.7 million, compared to $5.6 million in the prior year period.

Net cash used in operating activities for the year ended December 31, 2025 was $1.9 million, compared to $2.6 million for the year ended December 31, 2024.

Cash totaled $1.0 million as of December 31, 2025, compared to $1.8 million as of December 31, 2024. Subsequent to December 31, 2025, on February 19, 2026, the Company completed a $5.0 million closing under a preferred purchase agreement that could provide up to $40 million in capital in multiple tranches, subject to 20/20 Biolabs meeting certain conditions.

About 20/20 BioLabs

20/20 BioLabs, Inc. (Nasdaq: AIDX) develops and commercializes AI-powered, laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases. The Company offers two families of lab tests under the OneTest brand. OneTest™ for Cancer is a multi-cancer early detection (MCED) blood test, and OneTest for Longevity™, which measures inflammatory biomarkers, expected to launch in the first half of 2026. OneTest’s affordable, accurate, accessible tests can be conveniently utilized at home using new, upper arm capillary collection devices that avoid painful needles. Tests are run in its College of American Pathologists (CAP) accredited, Clinical Laboratory Improvement Amendments (CLIA) licensed laboratory in Gaithersburg, MD.

For more information visit https://2020biolabs.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that it believes may affect its financial condition, results of operations, business strategy, and financial needs. Forward-looking statements can be identified by words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” or the negative of these terms or other comparable expressions. Actual results may differ materially from those expressed or implied by such forward-looking statements. A number of factors could cause actual results to differ materially from those contained in these forward-looking statements, including, but not limited to, the risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, as well as in our other reports filed or furnished from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events, except as required by applicable law. Although the Company believes the expectations expressed in these forward-looking statements are reasonable, it cannot guarantee future results, and investors are cautioned that actual outcomes may differ materially from those anticipated.

Investor Relations
Chris Tyson
MZ Group
Direct: 949-491-8235
AIDX@mzgroup.us

20/20 BIOLABS, INC.

BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	2025	2024

Assets
Current assets:
Cash and cash equivalents	$1,025,987	$1,784,009
Accounts receivable, net	199,954	135,272
Inventory	116,217	47,164
Prepaid expenses and other current assets	128,975	67,780
Total current assets	1,471,133	2,034,225
License agreement, net	271,143	293,643
Property and equipment, net	56,677	116,669
Intangible assets, net	202,264	205,529
Right-of-use asset, net	605,289	772,385
Deferred offering costs	1,507,794	-
Other assets	23,057	161,957
Total assets	$4,137,357	$3,584,408

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$868,545	$372,303
Accrued liabilities	785,784	346,622
Deferred revenue	414,871	470,451
Derivative liability	143,382	-
Convertible note	74,611	-
Operating lease liability – current	175,948	165,702
Total current liabilities	2,463,141	1,355,078

Long-term liabilities:
Convertible notes payable, net	619,355	-
Deferred revenue – long-term	41,816	50,000
Derivative liabilities – long-term	543,545	-
Operating lease liability – long term	488,725	673,848
Total long-term liabilities	1,693,441	723,848

Total liabilities	4,156,582	2,078,926

Commitments and contingencies (Note 8)	-	-

Stockholders’ equity:
Series D preferred stock, $0.01 par value; 936,329 authorized; 101,565 and 62,441 shares issued and outstanding as of December 31, 2025 and 2024, respectively; liquidation preference of $362,169	1,016	624
Series C preferred stock, $0.01 par value; 3,340,909 authorized; 1,204,040 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $5,297,776	12,040	12,040
Series B preferred stock, $0.01 par value; 3,569,405 authorized; 1,471,487 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $5,194,349	14,715	14,715
Series A-2 preferred stock, $0.01 par value; 800,000 authorized; 442,402 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $1,442,231	4,424	4,424
Series A-1 preferred stock, $0.01 par value; 978,000 authorized; 651,465 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $1,999,998	6,515	6,515
Series A preferred stock, $0.01 par value; 1,303,000 authorized; 846,368 shares issued and outstanding as of December 31, 2025 and 2024; liquidation preference of $2,598,350	8,464	8,464
Common stock, $0.01 par value; 50,000,000 authorized; 5,442,249 and 4,823,125 shares issued and outstanding as of December 31, 2025 and 2024, respectively	54,422	48,231
Subscription receivable	-	(28,734)
Additional paid-in capital	33,126,398	30,947,601
Accumulated deficit	(33,247,219)	(29,508,398)
Total stockholders’ (deficit) equity	(19,225)	1,505,482
Total liabilities and stockholders’ equity	$4,137,357	$3,584,408

20/20 BIOLABS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

Revenues	$2,045,133	$1,752,343
Cost of revenues	1,440,592	1,392,032
Gross profit	604,541	360,311

Operating expenses:
Sales, general and administrative	3,342,843	4,759,587
Research and development	592,569	1,261,781
Loss on impairment of fixed assets	-	16,356
Total operating expenses	3,935,412	6,037,724	sv

Operating loss	(3,330,871)	(5,677,413)

Other (expense) income:
Interest expense	(156,207)	(12,646)
Interest income	21,399	79,467
Change in fair value of derivative liabilities	7,737	-
Loss on issuance of convertible note	(280,764)	-
Other (expense) income, net	(115)	58,925
Total other (expense) income	(407,950)	125,746

Provision for income taxes	-	-
Net loss	$(3,738,821)	$(5,551,667)

Basic and diluted net loss per common share	$(0.76)	$(1.16)
Weighted-average common shares outstanding, basic and diluted	4,930,287	4,800,524

20/20 BIOLABS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,738,821)	$(5,551,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,257	116,035
Stock based compensation	516,180	2,176,098
Amortization of license fees	22,500	22,500
Amortization of right-of-use assets, net of liabilities	(7,781)	(2,778)
Amortization of debt discount	115,184	4,979
Change in fair value of derivative liability	(7,737)	-
Loss on issuance of convertible note	280,764	-
Loss on impairment of fixed assets	-	16,356
Changes in operating assets and liabilities:
Accounts receivable	(64,682)	(66,438)
Inventory	(69,052)	13,504
Prepaid expenses and other assets	77,705	215,002
Accounts payable	496,242	12,025
Accrued liabilities	419,263	172,352
Interest payable	41,023	7,667
Deferred revenue	(63,765)	265,580
Net cash used in operating activities	(1,919,720)	(2,598,785)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	988,472	-
Proceeds from issuance of Series D preferred stock	192,338	293,333
Proceeds from issuance of pre-delivery shares	4,750	-
Deferred offering costs	(23,862)	-
Net cash provided by financing activities	1,161,698	293,333

Decrease in cash and cash equivalents	(758,022)	(2,305,452)
Cash and cash equivalents, beginning of year	1,784,009	4,089,461
Cash and cash equivalents, end of year	$1,025,987	$1,784,009

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash disclosures of cash flow information:
Deferred offering costs – issuance of common stock issued as offering costs	$1,483,932	$-
Derivative liabilities recognized as debt discounts	$430,814	$-
Conversion of convertible notes payable and accrued interest to common stock	$-	$241,811
Subscription receivable - Issuance of series D preferred	$-	$28,734
Officer forgiveness of accrued compensation	$-	$58,415